                                                                      EXHIBIT 12

Brunswick Corporation
Computation of Ratio of Earnings to Fixed Charges
(dollars in millions)


                                                                                  Year Ended December 31,
                                                                         -----------------------------------------
                                                                          1998     1997     1996     1995     1994
                                                                         -----    -----    -----    -----    -----
Earnings as Adjusted
  Earnings from continuing operations                                    178.6    151.2    185.8    133.6    127.1
  Income tax provision                                                   105.2     85.0    104.5     73.2     68.2
  Interest expense                                                        62.7     51.3     33.4     32.5     28.5
  Interest portion of rent expense                                        14.3     10.7      9.8      7.2      7.1
  Equity in earnings of less-than 50% owned affiliates                     0.2      0.2       --      0.1       --
  Dividends received from less-than 50% owned affiliates                   0.1       --       --       --       --
                                                                         -----    -----    -----    -----    -----
                                                                         361.1    298.4    333.5    246.6    230.9
                                                                         =====    =====    =====    =====    =====

Fixed Charges
  Interest expense                                                        62.7     51.3     33.4     32.5     28.5
  Interest portion of rent expense                                        14.3     10.7      9.8      7.2      7.1
  Capitalized interest                                                     2.2       --       --       --       --
                                                                         -----    -----    -----    -----    -----
                                                                          79.2     62.0     43.2     39.7     35.6
                                                                         =====    =====    =====    =====    =====

Ratio of earnings to fixed charges                                         4.6x     4.8x     7.7x     6.2x     6.5x
                                                                         -----    -----    -----    -----    -----

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(a) For computation of the ratio of earnings to fixed charges, "earnings" have been calculated by adding fixed charges (excluding capitalized interest) to earnings from continuing operations before income taxes and then deducting the undistributed earnings of affiliates. Fixed charges consist of interest expense, estimated interest portion of rental expense and capitalized interest.